SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	56-2169715
(State of incorporation or organization)	(IRS Employer Identification No.)

370 Knollwood Street,
Winston-Salem, North Carolina	27103
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered

Stock Purchase Rights	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

     On January 14, 2010, the Board of Directors of Krispy Kreme Doughnuts, Inc., a North Carolina corporation (the “Company”), declared a dividend payable on January 19, 2010 of one right (a “Right”) for each outstanding share of common stock, no par value, of the Company held of record at the close of business on January 18, 2010, or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be issued pursuant to a Shareholder Protection Rights Agreement, dated as of January 14, 2010 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, a New York corporation, as Rights Agent.

     The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the Articles of Amendment) is attached hereto as an exhibit and is incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K, dated January 19, 2010 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits.

Exhibit No.	Description
4.1
Shareholder Protection Rights Agreement, dated as of January 14, 2010, between Krispy Kreme Doughnuts, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including forms of Rights Certificate and Election to Exercise as Exhibit A thereto and Articles of Amendment as Exhibit B thereto (incorporated by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2010).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KRISPY KREME DOUGHNUTS, INC.

By	/s/ Douglas R. Muir
Name: Douglas R. Muir
Title: Chief Financial Officer

Date: January 19, 2010

EXHIBIT INDEX

Sequentially
Exhibit No.	Description	Numbered Page
4.1	Shareholder Protection Rights Agreement, dated as of January 14, 2010, between Krispy Kreme Doughnuts, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including forms of Rights Certificate and Election to Exercise as Exhibit A thereto and Articles of Amendment as Exhibit B thereto (incorporated by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2010).